EXHIBIT 99.1

                     T-REX OIL, INC. ANNOUNCES COMMENCEMENT
                             OF $6 MILLION FINANCING

BROOMFIELD (PRNEWSWIRE) -APRIL 29, 2015 - T-REX OIL, INC. (OTC: TRXO), an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources, with an emphasis on oil plays and with a focus on Rocky Mountain region, today announced that a subscription agreement for the purchase of 2,800,000 shares of restricted common stock for funds totaling $6,020,000 had been received from NRC Holding, LTD.

"The closing of this financing will provide us with not just the ability to support ongoing operations and continue with the development of our existing properties, but also will provide us with an opportunity to take advantage of the properties that are currently coming on to the market due to current industry conditions." stated Don Walford, CEO.

ABOUT T-REX OIL, INC.

T-Rex Oil, Inc. is an energy company focused on acquiring, exploring, developing and producing oil and natural gas properties predominately in the central and western United States. The Company's executives have extensive experience in managing oil and gas properties. Currently, T-Rex Oil, Inc. has acquired producing wells, leases and water disposal properties in Wyoming, Nebraska, and Utah and is actively pursuing other expansion opportunities in Colorado. The Company's goal is to build steady, sustainable growth of its inventory of oil and gas properties. Information about T-Rex Oil, Inc. can be found at www.t-rexoilinc.com.

FORWARD-LOOKING STATEMENTS
This press release includes  "forward-looking  statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company's ability to execute its business plan; changes in prices and demand for oil and natural gas prices; delays and other difficulties related to producing oil and natural gas; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to T-Rex's SEC filings. T-Rex undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. Any forward-looking statements speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Source: T-Rex Oil, Inc.
T-Rex Oil, Inc.
720-502-4483